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                     August 10, 2023

       Daniel Jones
       Chief Executive Officer
       SeqLL, Inc.
       3 Federal Street
       Billerica, MA 01821

                                                        Re: SeqLL, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 5, 2023
                                                            File No. 001-40760

       Dear Daniel Jones:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Eric M. Hellige